Exhibit 99.1

DUNKIN’ BRANDS ANNOUNCES APPOINTMENT OF KATE JASPON AS CHIEF FINANCIAL OFFICER

CANTON, MA (May 31, 2017) – Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today announced that Kate Jaspon, interim CFO, has been promoted to the position of Chief Financial Officer (CFO) effective June 5, 2017. She will serve on the Dunkin’ Brands Executive Leadership Team and will report directly to Dunkin’ Brands’ Chief Executive Officer Nigel Travis.

“Several weeks ago, Kate seamlessly stepped into the role of CFO on an interim basis, and we are delighted to now officially offer her the position,” said Nigel Travis, Dunkin' Brands' Chairman and CEO. “Kate has made significant contributions to our organization and she has helped lead us through a number of important transactions, including our IPO and follow-on equity offerings, securitization and several debt restructurings, and has overseen the implementation of our enterprise risk management program. With her thorough knowledge of our business, her background in financial planning, analysis and reporting, as well as her accounting and treasury management skills, Kate will be critical to help us achieve both short- and long-term goals,” said Travis.

    In her role as Dunkin’ Brands CFO, Jaspon will have responsibility for accounting, corporate tax, investor relations and competitive intelligence in addition to her current responsibilities for global financial planning and analysis, business analytics, debt and cash management, electronic payments and insurance.

Jaspon was appointed interim CFO in April and replaces Dunkin’ Brands CFO Paul Carbone, who left the company to take a new position as the Chief Operating Officer at a specialty retail chain.

An eleven-year Dunkin’ Brands veteran, Ms. Jaspon joined Dunkin’ Brands as Assistant Controller in 2005. She was later promoted to Vice President, Controller and Corporate Treasurer, and since 2014 has held the title of Vice President, Finance and Treasury. Ms. Jaspon came to Dunkin’ Brands from KPMG LLP, the international financial services corporation, where she spent eight years supporting both public and private companies as an auditor. A certified public accountant, Ms. Jaspon is a graduate of Babson College.

“I look forward to working with the company leadership and our franchisee community to execute against our six-part strategy designed to drive growth and long-term competitive differentiation by positioning Dunkin’ as a beverage-led, to-go brand,” said Kate Jaspon, Chief Financial Officer, Dunkin’ Brands.

Dunkin’ Brands also announced that Dennis McCarthy, Vice President, Financial Management, has been appointed Vice President, Finance & Treasury, and will expand his responsibilities to oversee both the Finance and Treasury teams. He will continue to report to Kate Jaspon, Chief Financial Officer.
###
About Dunkin' Brands Group, Inc.

With more than 20,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the first quarter 2017, Dunkin' Brands' 100 percent franchised business model included more than 12,200 Dunkin' Donuts restaurants and more than 7,800 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contacts:

Michelle King
Sr. Director, Global Public Relations
Dunkin’ Brands Group, Inc.
michelle.king@dunkinbrands.com
781-737-5200

Stacey Caravella
Sr. Director, Investor Relations
Dunkin' Brands Group, Inc.
investor.relations@dunkinbrands.com
781-737-3200